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                                                                    Exhibit 23.2


                        CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related prospectus of ATMI, Inc. for the registration of 1,543,282 shares of its common stock and to the incorporation by reference therein of our report dated February 8, 1999 with respect to the consolidated financial statements and schedule of ATMI included in the Annual Report on Form 10-K and our reports dated June 29, 1999 and January 11, 2000, with respect to the supplemental consolidated financial statements and schedule of ATMI included in its Current Reports dated May 31, 1999 and November 29, 1999 (Form 8-K/A) for the year ended December 31, 1998, filed with the Securities and Exchange Commission.


/s/ Ernst & Young LLP
Stamford, Connecticut
January 11, 2000